Exhibit 5.1

DLA Piper LLP (us) 500 Eighth Street, NW Washington, DC 20004 T (202) 799-4000 F (202) 799-5000 W www.dlapiper.com

July 1, 2013

WSFS Financial Corporation

WSFS Bank Center

500 Delaware Avenue

Wilmington, Delaware

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and which registers 650,000 shares of the Company’s common stock (the “Shares”) issuable pursuant to the WSFS Financial Corporation 2013 Incentive Plan, and 250,000 Shares issuable pursuant to the WSFS Financial Corporation Non-Plan Stock Option Agreement (collectively, the “Plans”).

In that capacity, we have reviewed the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered under the Plans, and such other materials and matters as we have deemed necessary for the issuance of this opinion.

Based on the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

(1)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement this opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(2)	We have made no investigation as to, and we express no opinion concerning, any laws other than the laws of the State of Delaware.

(3)	We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of Delaware or any other jurisdiction.

(4)	With respect to our opinion that the Shares are duly authorized and will be validly issued, we have relied solely upon our examination of the authorized shares provisions the Company’s Amended and Restated Certificate of Incorporation as certified to be complete and true by the Secretary of the Company.

(5)	We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

(6)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER LLP (US)